UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 30, 2007

Date of report (Date of earliest event reported)

Gramercy Capital Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On July 30, 2007, Gramercy Capital Corp. (the “Company”) issued a press release announcing the pricing of Gramercy Real Estate CDO 2007-1 (“CDO 3”), its third commercial real estate collateralized debt obligation (“CDO”).  The Company will utilize the proceeds from the CDO 3 issuance to retire outstanding borrowings under existing secured repurchase agreements and to acquire virtually all of the Company’s existing fixed-rate loans currently financed in the Company’s two existing CDOs.

The CDO securities will be issued by two newly formed subsidiaries of the Company, and will consist of $1,045.55 million investment-grade notes, plus non-investment interests which will be retained by the Company.

At issuance, the weighted-average spread of the investment grade securities will be 44.7 basis points, excluding transaction costs.  CDO 3 will have an expected term of up to 10 years, and provides for a 5-year reinvestment period with respect to the approximately $350 million of loans initially included in CDO 3.  The Company expects the transaction to close on or about August 15, 2007, subject to satisfaction of customary closing conditions.

Together with Gramercy Real Estate CDO 2005-1 (“CDO 1”), a $1 billion commercial real estate CDO the Company issued in July 2005, and Gramercy Real Estate CDO 2006-1 (“CDO 2”), a $1 billion commercial real estate CDO the Company issued in July 2006, the Company now has available to it $2.76 billion of long-term, non-recourse debt with no mark-to-market provisions.

A copy of the press release announcing the pricing of CDO 3 is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

99.1         Press Release, dated July 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   August 2, 2007

GRAMERCY CAPITAL CORP.

By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Financial Officer